Exhibit 4(n)

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Supplemental Indenture”), dated as of March 21, 2013, among Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), EFIH Finance Inc., a Delaware corporation (“EFIH Finance” and, together with EFIH, the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Trustee have duly executed and delivered (i) the Indenture, dated as of August 17, 2010 (the “Original Indenture”), providing for the issuance of $2,180,000,000 aggregate principal amount of the Issuer's 10.000% Senior Secured Notes due 2020 (the “Initial Notes”) and (ii) the First Supplemental Indenture, dated as of January 29, 2013 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), providing for the issuance of an additional $1,302,106,000 aggregate principal amount of the Issuer's 10.000% Senior Secured Notes due 2020 (the “Additional Notes” and, together with the Initial Notes, the “Notes”) and amending the Indenture;

WHEREAS, Section 9.01(1) of the Indenture provides that the Issuer and the Trustee may amend or supplement the Indenture and the Notes at any time after the Issue Date without the consent of any Holder to cure any ambiguity, omission, mistake, defect or inconsistency;

WHEREAS, the Issuer desires to amend the First Supplemental Indenture and the global notes Nos. R-1, R-2 and S-1 representing the Additional Notes (the “Global Notes”) to cure a mistake and defect therein in accordance with Section 9.01(1) of the Indenture;

WHEREAS, the Issuer has delivered to the Trustee an Officer's Certificate as well as an Opinion of Counsel to the effect, among other things, that the execution of this Supplemental Indenture is authorized or permitted under the Indenture and that all conditions precedent and covenants provided for in the Indenture relating to the execution and delivery of this Supplemental Indenture have been satisfied and complied with;

WHEREAS, the Issuer desires and has requested that the Trustee join in execution of this Supplemental Indenture;

WHEREAS, the Issuer has been duly authorized to enter into this Supplemental Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture by the Issuer and to make this Supplemental Indenture valid and binding on the Issuer have been complied with or have been done or performed; and

WHEREAS, pursuant to Sections 9.01 and 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture and to include a notation on the Global Notes reflecting the amendments herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE ONE

SECTION 1.01. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE TWO

SECTION 2.01. Amendment to the First Supplemental Indenture and the Global Notes. The words “December 1, 2012” in the third sentence of Paragraph 1 of Exhibit A to the First Supplemental Indenture and in Paragraph 1 of the Global Notes shall be replaced by the words “the date of issuance”.

SECTION 2.02. Notation on Global Notes. The Trustee is hereby authorized and directed to attach to the Global Notes the form of the notation set forth on Exhibit A hereto; provided, however, that any failure to make such notation or any defect therein shall not affect the validity and effect of Section 2.01 of this Supplemental Indenture or result in any liability to the Trustee.

ARTICLE THREE

SECTION 3.01. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 3.02. Full Force and Effect. Except as expressly amended hereby, the Indenture and the Global Notes are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon the execution and delivery of this Supplemental Indenture by the Issuer and the Trustee, this Supplemental Indenture shall form a part of the Indenture and the Global Notes for all purposes, and the Issuer and the Trustee and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references to the Indenture, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Supplemental Indenture (whether or not made), unless the context shall otherwise require.

SECTION 3.03. Indenture Remains in Full Force and Effect. Except as supplemented or amended hereby, all provisions in the Indenture and the Global Notes shall remain in full force and effect.

SECTION 3.04. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

SECTION 3.05. Confirmation and Preservation of Indenture. The Indenture and the Global Notes as supplemented or amended by this Supplemental Indenture are in all respects confirmed and preserved.

SECTION 3.06. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, the Indenture or the Notes express or implied, shall give to any Person other than the parties hereto and thereto and their successors hereunder and thereunder, any Paying Agent, any Registrar and the Holders of

the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

SECTION 3.07. Successors. All agreements of the Issuer in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SECTION 3.08. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

SECTION 3.09. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 3.10. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 3.11. Severability. If any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Supplemental Indenture or the Indenture shall not in any way be affected or impaired thereby.

SECTION 3.12. No Exchange of Existing Notes Required. The execution and delivery of this Supplemental Indenture shall not require the exchange of or modification to the certificates representing Notes existing prior to the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

By:	/s/ Anthony R. Horton
Name: Anthony R. Horton
Title: Senior Vice President and Treasurer

EFIH FINANCE INC.

By:	/s/ Anthony R. Horton
Name: Anthony R. Horton
Title: Senior Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Julie Hoffman-Ramos
Name: Julie Hoffman-Ramos
Title: Vice President

Exhibit A

NOTATION
(to be affixed to the Issuer's 10.000% Senior Secured Notes due 2020;
Nos. R-1, R-2 and S-1;
CUSIPs: 29269Q AK3 and U29197 AG2)

Pursuant to the Second Supplemental Indenture, dated as of March 21, 2013, between the Issuer and the Trustee, the third sentence of Paragraph 1 of this Global Note shall read in its entirety as follows:

Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.